CTB International Corp. and Subsidiaries
            Diluted Net Income Per Common and Common Equivalent Share
                Three and Six Months Ended June 30, 2000 and 1999
                    (In thousands, except per share amounts)
                                   (Unaudited)

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
                                                        Three Months Ended                       Six Months Ended
                                                             June 30,                                  June 30,
                                                ------------------------------------    ------------------------------------
ACTUAL                                                2000                 1999              2000                  1999
                                                --------------        --------------    --------------        --------------
Net Income                                      $       4,406         $       3,802     $       6,654         $       4,131

Average number of common
   shares outstanding                                  10,970                12,022            11,117                12,064

Common equivalent shares
   stock Options                                          212                   255               213                   239


Total average common and common
   equivalent shares outstanding                       11,182                12,277            11,330                12,303

Net income per common and common
   equivalent share                             $        0.39         $        0.31     $        0.59         $        0.34
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